Exhibit 23

INDEPENDENT AUDITORS' CONSENT


Lowe's Companies, Inc.

We consent to the incorporation by reference in Registration Statement No. 33-64560 on Form S-3, Registration Statement No. 33-51865 on Form S-3, Post-Effective Amendment No. 1 to Registration Statement No. 33-2618 on Form S-8, Registration Statement No. 33-29772 on Form S-8, Registration Statement No. 33-54497 on Form S-8, and Registration Statement No. 33-54499 on Form S-8, of our report dated February 20, 1996 (March 4, 1996 as to the fourth paragraph of Note 14) appearing in or incorporated by reference in this Annual Report on Form 10-K of Lowe's Companies, Inc. for the year ended January 31, 1996.


/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP
Charlotte, North Carolina
April 26, 1996